EXHIBIT 99.2

PROGRESS ENERGY FLORIDA SUMMARY OF SETTLEMENT AGREEMENT

Base Rates:

●	Term of Rate Freeze: 2013 – 2016 (Except as provided elsewhere)

●	Revenue Requirement increase: $150M

o	% impact on Total Base Revenues 1.23% (Net of Base Increase & Clause Decreases)

●	Customer Bill Impacts (Based on Projected 2012 Factors & Adj. only for Settlement Provisions):

o	Approx. Impact on 2013 Residential Customer total bill $4.93/4.0% (including fuel refund)
o	Total Bill impact on 2013 Commercial Customers 4-5% & Industrial (Excluding IS/CS Rate Schedules) Customers 3.5-4.5% (including fuel refund)

●	Efective Date: First billing cycle for January 2013

●	Return on Equity: 10.5%; with increase to 10.7% upon CR3 commercial operation

●	CR3 Assets placed in extended cold shutdown (ECS) and removed from rate base in 2013; carrying cost allowed on ECS assets until returned to commercial operation

Replacement Fuel and Purchase Power:

●
Refund $288 million (satisfies the period of 2009 – 2014 and parties waive right to challenge replacement fuel and purchase power regardless of final NEIL decision on replacement power coverage and resolves all CR3 outage prudence issues through March 2011.)

o	PEF shall refund through the Fuel Clause 50% of $258 million in 2013, and the remaining 50% through the Fuel Clause in 2014.

o	The remaining balance of $30 million will be refunded through the Fuel Clause solely to residential & general service customers at an annual rate of $10 million per in years 2014, 2015 and 2016.

●	Refunds in 2015 & 2016

1.	If repairs begin prior to 12/31/2012 then no refund required in 2015 & 2016.

2.	If repairs don’t begin prior to 12/31/2012; then PEF will refund (pro-rated to date of in-service) a not to exceed $40 million in 2015 & a not to exceed $60 million in 2016.

CR3 Repair:

●
If repairs begin prior to 12/31/2012; parties waive rights to challenge repair decision, repair plan and recovery of expenditures incurred up to the final resolution of NEIL coverage (through arbitration or settlement).

●	If repairs don’t begin prior to 12/31/2012; parties retain all rights to challenge recovery of expenditures.

●	Parties agree to discuss treatment of any gap between NEIL coverage and project budget less CWIP spent prior to final resolution of NEIL coverage.

●	PEF is allowed to increase Base Rates upon the commercial operation of the unit.

●	Sharing on any budget overruns – 50/50 on first $400M in overruns; will discuss anything above $400M and if unable to resolve will take to Commission.

CR3 Retirement:

●	No Challenge to full recovery of and on all CR3 Investments.

o	Ability to apply deferral accounting:
▪	Ability to defer all CR3 related costs (depreciation, O&M, property taxes, etc.)
▪	Ability to accrue a non-cash return on all deferred costs
▪	Parties are credited for O&M/Property taxes which are obviated due to retirement or are otherwise funded by Nuclear Decommissioning Trust or cease altogether at some point, such as property taxes.
o	Carrying Cost set at 70% of the Commission authorized ROE plus cost of debt.

Levy Nuclear Plant (LNP):

●	Parties agree to allow full recovery of all costs approx. $350M (including EPC cancellation costs) based on a fixed rate per kWh until balance is fully recovered (approx. 5-yrs w/ true-up).

●	Parties allow full recovery of COL costs.

●	Parties allow wholesale allocated LNP spending accumulated through this period to be amortized against retail rates, fully by 2016.

CR3 Uprate Project:

●	Parties allow for continued recovery of project carrying costs through NCRC.

●	Parties require that base rate in-service increase occur at least nine months after in-service (deferral accounting is approved).

Environmental Cost Recovery Clause (ECRC):

●	Parties agree to allow the reclass CAIR investments from ECRC to Base Rates beginning in 2014.

●	O&M costs associated with the above environmental regulations will remain recoverable in ECRC.